Exhibit 1.3

SHARE HANDLING REGULATIONS OF SUMITOMO MITSUI TRUST HOLDINGS, INC.

(TRANSLATION)

SHARE HANDLING REGULATIONS

SUMITOMO MITSUI TRUST HOLDINGS, INC.

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(TRANSLATION)

SHARE HANDLING REGULATIONS

CHAPTER I

GENERAL PROVISIONS

Article 1.    (Purpose)

Procedures for the exercise of shareholders’ rights and other matters pertaining to the handling of business with respect to shares of the Company as well as fees shall be governed (i) by the rules prescribed by (a) the Japan Securities Depository Center, Inc. (hereinafter referred to as “JASDEC”) and (b) account management institutions, such as securities companies (hereinafter referred to as the “Securities Companies”) at which shareholders have their own transfer accounts, as well as (ii) by these Regulations pursuant to Article 11 of the Articles of Incorporation of the Company.

Article 2.    (Administrator of Shareholder Registry)

The Administrator of Shareholder Registry of the Company and its place of share handling business shall be as follows:

Administrator of Shareholder Registry:	The Chuo Mitsui Trust and Banking Company, Limited 33-1, Shiba 3-chome, Minato-ku, Tokyo
Place of Share Handling Business:	Stock Transfer Agency Department The Chuo Mitsui Trust and Banking Company, Limited 33-1, Shiba 3-chome, Minato-ku, Tokyo

Article 3.    (Amendment and Abrogation)

Amendment to and abrogation of these Regulations shall require a resolution of the Board of Directors.

CHAPTER II

RECORDS IN REGISTER OF SHAREHOLDERS AND OTHER MATTERS

Article 4.    (Records in Register of Shareholders)

1. Any change of the matters recorded in the register of shareholders shall be made in accordance with a notice given by JASDEC, such as a notice concerning all shareholders (excluding the notice (hereinafter referred to as the “Individual Shareholder Notice”) provided for in Article 154, Paragraph 3 of the Act Concerning Book-entry Transfer of Corporate Bonds, Stocks and Other Securities (hereinafter referred to as the “Clearing Act”)).

2. In addition to the provisions of the immediately preceding paragraph, in the case of issuance of new shares or in any other case provided for by laws and ordinances, a record in, or change of the matters recorded in, the register of shareholders shall be made without notice from JASDEC.

3. All records in the register of shareholder shall be made using the characters and/or symbols designated by JASDEC.

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Article 5.    (Report on Matters Recorded in Register of Shareholders)

Each shareholder shall report the name or the trade name and the address of such shareholder through the Securities Companies and JASDEC pursuant to the rules prescribed by JASDEC. The same shall be applied to the case of any change of such reported matters.

Article 6.    (Representative of Corporate Body)

Any shareholder, who is a corporate body, shall report one (1) person as its representative through the Securities Companies and JASDEC pursuant to the rules prescribed by JASDEC. The same shall be applied to the case of any change of such reported matter.

Article 7.    (Representative of Joint Shareholders)

Joint shareholders shall designate one (1) representative and report the name or the trade name and the address of such representative through the Securities Companies and JASDEC pursuant to the rules prescribed by JASDEC. The same shall be applied to the case of any change of such reported matter.

Article 8.    (Legal Representative)

A legal representative of a shareholder such as a person in parental authority (shinken-sha) or a guardian (koken-nin) shall report the name or the trade name and the address of such legal representative through the Securities Companies and JASDEC pursuant to the rules prescribed by JASDEC. The same shall be applied to the case of any change or cancellation of such reported matters.

Article 9.    (Report on Mailing Addresses of Shareholder and Others Who Reside in Foreign Countries)

1. Each shareholder or his/her legal representative who resides in a foreign country shall appoint his/her standing proxy who resides in Japan or designate a mailing address in Japan.

2. The name or the trade name and the address of such proxy or a mailing address prescribed in the immediately preceding paragraph shall be reported through the Securities Companies and JASDEC pursuant to the rules prescribed by JASDEC. The same shall be applied to the case of any change or cancellation of such reported matters.

Article 10.    (Method of Identification through JASDEC)

Report submitted to the Company from a shareholder through the Securities Companies and JASDEC shall be deemed to have been submitted by such shareholder himself/herself.

Article 11.    (Registered Stock Pledgees)

The provisions of this chapter shall apply mutatis mutandis to a registered stock pledgee.

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CHAPTER III

IDENTIFICATION OF SHAREHOLDERS

Article 12.    (Identification of Shareholders)

1. In the event that a shareholder (including a shareholder who provided the Individual Shareholder Notice) makes requests or exercises any other rights entitled to shareholders (hereinafter referred to as the “Requests”), such shareholder shall attach or provide a document certifying that such Requests were made by such shareholder himself/herself (hereinafter referred to as the “Identification Document”), except where the Company is able to confirm that such Requests are made by such shareholder himself/herself.

2. In the event that the Requests are made by a shareholder to the Company through the Securities Companies and JASDEC, such Requests shall be deemed to have been made by such shareholder himself/herself, and the Identification Document will not be required.

3. In the event that the Requests are made by a proxy, the relevant shareholder shall, in addition to the procedures mentioned in the preceding two paragraphs, attach a power of attorney on which the shareholder has signed or affixed his/her name and seal. The name or the trade name and the address of the proxy shall be described in the power of attorney.

4. The provisions of Paragraphs 1 and 2 of this article shall apply mutatis mutandis to a proxy.

CHAPTER IV

PROCEDURES FOR EXERCISE OF MINORITY SHAREHOLDER’S RIGHTS AND OTHERS

Article 13.    (Procedures for Exercise of Minority Shareholders’ Rights and Others)

In the event that a shareholder directly exercises against the Company the minority shareholders’ rights or other rights prescribed in Article 147, Paragraph 4 of the Clearing Act, the shareholder shall exercise such rights upon submitting to the Company a document with his/her signature, or printed name and seal affixed thereon by attaching the receipt of the Individual Shareholder Notice to such document.

CHAPTER V

PURCHASE OF SHARES CONSTITUTING LESS THAN ONE UNIT

Article 14.    (Method of Requesting Purchase of Shares Constituting Less Than One Unit)

When requesting purchase of shares constituting less than one unit, such request shall be made through the Securities Companies and JASDEC pursuant to the rules prescribed by JASDEC.

Article 15.    (Determination of Purchase Price)

1. The purchase price per share of the purchase request shall be the amount equal to the closing price quoted at the market established by the Tokyo Stock Exchange on the date on which the purchase request arrives at the place of share handling business of the Administrator of Shareholder Registry prescribed in Article 2. Provided, however, that if there is no trading on such date at the market established by the Tokyo Stock Exchange or such date is a date on which the Tokyo Stock Exchange is closed, the purchase price per share shall be the amount equal to the price at which the first trade is made after such date.

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2. The purchase price shall be the amount equal to the purchase price per share obtained under the immediately preceding paragraph, multiplied by the number of shares for which the purchase request is made.

Article 16.    (Payment of Purchase Price)

1. The purchase price calculated by the immediately preceding article minus the amount of the fees prescribed in Article 25 shall be paid pursuant to the rules prescribed by JASDEC on the forth (4th) business day following the date on which the purchase price is determined, unless the Company determines otherwise. Provided, however, if the purchase price reflects the right to receive dividends from surplus or stock split or others, the purchase price shall be paid by the record date.

2. The person requesting the purchase may request the payment of the purchase price to be made by way of remittance into the bank account designated by such requesting person or by cash payment into the Japan Post Bank.

Article 17.    (Transfer of Purchased Shares)

The shares constituting less than one unit for which a purchase request is made shall be transferred to the transfer account of the Company on the date on which the payment or the payment procedures of the purchase price prescribed in the immediately preceding article is or are completed.

CHAPTER VI

SALES OF SHARES CONSTITUTING LESS THAN ONE UNIT

Article 18.    (Method of Requesting Sale of Shares Constituting Less Than One Unit)

If a shareholder who holds shares constituting less than one unit requests the Company to sell such number of shares that will, when combined with such shares constituting less than one unit already held by such shareholder, constitute one unit of shares (hereinafter referred to as “Sale Request”), such request shall be made through the Securities Companies and JASDEC pursuant to the rules prescribed by JASDEC.

Article 19.    (Sale Request for Number of Shares Exceeding Remaining Number of Treasury Shares)

1. In the event that an aggregate number of shares for which Sale Requests are made on any one date exceeds the number of shares held by the Company as treasury shares to be transferred (excluding the number of shares held by the Company for particular purposes; the same shall be applied to the next paragraph), no such sale requests made on such date shall take effect.

2. In the event that the number of shares held by the Company as treasury shares to be transferred becomes less than 20,000, handling of Sale Requests shall be suspended until the date on which it exceeds 30,000.

Article 20.    (Effective Date of Sale Request)

The Sale Request shall take effect on the date on which the sale request arrives at the place of share handling business of the Administrator of Shareholder Registry prescribed in Article 2.

Article 21.    (Determination of Sale Price)

1. The sale price per share shall be the amount equal to the closing price quoted at the market established by the Tokyo Stock Exchange on the date on which the Sale Request takes effect. Provided, however, that if there is no trading on such date at the Tokyo Stock Exchange or such date is a date on which the market established by the Tokyo Stock Exchange is closed, the sale price per share shall be the amount of the price at which the first trade is made after such date.

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2. The sale price shall be the sale price per share obtained under the immediately preceding paragraph, multiplied by the number of shares for which the Sale Request is made.

Article 22.    (Transfer of Sold Shares)

Application for the transfer of shares of the treasury shares in the number equivalent to the number of shares for which the Sale Request is made, to the transfer account of the shareholder who made such Sale Request shall be made, on the date on which the Company confirms that the amount of the sale price together with the amount of the fees prescribed in Article 25 has been remitted to the bank account designated by the Company, through the Securities Companies, pursuant to the rules prescribed by JASDEC.

Article 23.    (Suspension Period of Sale Requests)

1. Acceptance of Sale Requests shall be suspended by the Company during the period from the tenth (10th) business day immediately preceding any of the following dates up to the relevant date, every year:

(1)	March 31;

(2)	September 30; and

(3)	Any other date designated by JASDEC such as the determination date of shareholders.

2. Notwithstanding the provisions of the immediately preceding paragraph, whenever the Company deems necessary, the Company may designate any other period during which the Company suspends acceptance of Sale Requests.

CHAPTER VII

EXCEPTIONS IN RESPECT OF SPECIAL ACCOUNT

Article 24.    (Exceptions in Respect of Special Account)

Identification of the shareholder for whom a special account is opened and other matters pertaining to the handling of business regarding such special account shall be governed by the rules prescribed by the account management institution for such special account as well as by the rules prescribed by JASDEC.

CHAPTER VIII

FEES

Article 25.    (Fees)

The amount of fees payable for requesting purchase of shares constituting less than one unit pursuant to Article 14 and requesting sale of shares constituting less than one unit pursuant to Article 18 shall be an amount stipulated in the Appendix hereto as a fee for commission of purchase and sale of shares.

CHAPTER IX

EXCEPTIONS IN RESPECT OF PREFERRED STOCK

Article 26.    (Scope of Application of this Chapter)

The rules pertaining to JASDEC and the Securities Companies prescribed in the preceding chapters shall not apply to the shares of preferred stock that are not listed, which instead shall be governed by the provisions of this chapter.

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Article 27.    (Method of Request Concerning Preferred Stock)

1. Any request or report (including any offer and any application; hereinafter the same in this chapter) made in connection with preferred stock shall be made to the Company in writing in the form prescribed by the Company, with the seal which has been reported pursuant to the provisions of Article 37, affixed thereon.

2. In the event that any request or report mentioned in the immediately preceding paragraph is made by a proxy, a document certifying the authority of such proxy shall be submitted.

3. In the event that any request or report mentioned in paragraph 1 of this article requires the consent of a protector (hosa-nin) or an assistant (hojo-nin), a document certifying such consent shall be submitted.

Article 28.    (Identification of Shareholders Concerning Preferred Stock)

1. At the time of execution of the procedures prescribed in the immediately preceding article, the Company shall confirm that the requests or reports mentioned in the said article are made by such shareholder or such shareholder’s proxy himself/herself (hereinafter referred to as the “Identification of Shareholders” in this chapter).

2. The Identification of Shareholders shall be carried out through verification of the seal impressions of (i) the seal affixed on the document prescribed in the immediately preceding article and (ii) the seal which has been reported pursuant to the provisions of Article 37, except where (i) the Company is able to confirm that the requests or reports are made by such shareholder or such shareholder’s proxy himself/herself or (ii) otherwise such shareholder or such shareholder’s proxy certifies that such requests or reports are made by himself/herself.

Article 29.    (Certification Documents and Guarantor)

The Company may, whenever the Company deems it necessary relating to any request or report made in connection with preferred stock, require (i) the submission of a certifying document in connection with such request or report or (ii) the guarantee provided by a guarantor whom the Company recognizes as suitable.

Article 30.    (Registration of Transfer)

1. Any request to the Company, by a person who has acquired the shares of preferred stock, to make the matters to be recorded in the register of shareholders appear or be recorded in the register of shareholders of preferred stock (hereinafter referred to as the “Registration of Transfer”), shall be made in a prescribed form to be submitted jointly by (i) the person who acquired the relevant shares of preferred stock and (ii) the person who appears or is recorded on the register of shareholders of preferred stock as a holder of shares of preferred stock, unless special procedure is prescribed by laws and ordinances.

2. In the event that a request for the Registration of Transfer is made in connection with the shares of preferred stock acquired due to any event other than assignment, the prescribed form of request for Registration of Transfer shall be accompanied by a document certifying such acquisition.

Article 31.    (Registration of Transfer Where A Special Procedure is Prescribed by Laws and Ordinances)

If any special procedure is required by laws and ordinances in connection with the transfer of shares, the prescribed form of request for Registration of Transfer shall be accompanied by a document certifying the completion of such procedure.

Article 32.    (Registration of Pledges or Cancellation Thereof)

Any request for the registration of pledges on shares of preferred stock or a cancellation thereof shall be made jointly by the pledgor and the pledgee.

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Article 33.    (Indication of Trust Assets or Cancellation Thereof)

In the event that a request for indication of trust assets or cancellation thereof is made in connection with shares of preferred stock, the trustor or the trustee shall jointly submit the prescribed request form.

Article 34.    (Report on Name or Trade Name and Address and others)

A holder of shares of preferred stock shall report the following matters:

(1)	Name or trade name and address;

(2)	Name and address of one representative in the case where the holder of shares of preferred stock is a corporate body;

(3)	Name and address of one representative in the case where the holder of shares of preferred stock is an unincorporated association;

(4)	Capacity, name or trade name, and address in the case where a legal representative is assigned to a holder of shares of preferred stock; and

(5)	Name and address of one representative in the case where two or more holders of shares of preferred stock jointly own the shares of preferred stock.

Article 35.    (Report on Provisional Address or Standing Proxy of Holder of Shares of Preferred Stock Residing Overseas)

1. In the case where the address reported pursuant to the immediately preceding article is in a foreign country, a provisional mailing address in Japan or a standing proxy residing in Japan shall be designated and reported.

2. The provisions of the immediately preceding article shall apply mutatis mutandis to a standing proxy.

Article 36.    (Report on Changes)

1. Any change of matters which have been reported pursuant to the preceding two articles shall be reported.

2. In the case where the report prescribed in the immediately preceding paragraph is made in connection with the name or the trade name of a holder of shares of preferred stock, the report shall be made in a prescribed form accompanied by a document certifying the relevant change.

3. In the case where the report prescribed in paragraph 1 of this article is made in connection with the name or the trade name, or the capacity of a legal representative, a representative or a standing proxy of a holder of shares of preferred stock, the report shall be made in a prescribed form accompanied by a document certifying the relevant change.

Article 37.    (Report of Seal)

1. Each holder of shares of preferred stock, or his/her legal representative, representative or standing proxy shall report his/her seal; provided, however, that foreigners who have a custom of using signatures may substitute their specimen signatures for such seal.

2. Any change of the matters which have been reported pursuant to the immediately preceding paragraph shall be reported.

Article 38.    (Application Mutatis Mutandis to Registered Preferred Stock Pledgees, Etc.)

The provisions from Article 27 through the immediately preceding article shall apply mutatis mutandis to a registered preferred stock pledgee, and to the trustor and the trustee of trust assets.

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Article 39.    (Method of Requesting Acquisition)

1. In the event that a holder of shares of preferred stock who holds shares of each type of Class VIII preferred stock, or each type of Class IX preferred stock requests the Company to acquire the relevant shares of preferred stock in exchange for the delivery of shares of common stock, the request in a prescribed form shall be submitted to the place of share handling business of the Administrator of Shareholder Registry prescribed in Article 2.

2. The request prescribed in the immediately preceding paragraph may not be cancelled after the submission of the request form.

Article 40.    (Effective Time of Acquisition Request)

The request prescribed in the immediately preceding article shall take effect when the request form arrives at the place of share handling business of the Administrator of Shareholder Registry prescribed in Article 2.

Article 41.    (Exceptional Treatment)

When any provision contrary to those provided hereto is adopted by a resolution for the issuance of shares of preferred stock or otherwise, such provision shall prevail.

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APPENDIX TO SHARE HANDLING REGULATIONS

The “amount stipulated in the Appendix hereto” prescribed in Article 25 of the Share Handling Regulations shall be the amount obtained by prorating the amount per unit calculated in accordance with the following formula, to the number of shares constituting less than one unit which are purchased or sold.

(Formula)

Of the total amount obtained by multiplying the purchase price per share prescribed in Article 15 or the sale price per share prescribed in Article 21 by the number of shares constituting one unit: (Any fractional amount less than one yen resulting from this calculation to be rounded down.)

1.150%	per amount not exceeding one (1) million yen
0.900%	per amount exceeding one (1) million yen but not exceeding five (5) million yen
0.700%	per amount exceeding five (5) million yen but not exceeding ten (10) million yen
0.575%	per amount exceeding ten (10) million yen but not exceeding thirty (30) million yen
0.375%	per amount exceeding thirty (30) million yen but not exceeding fifty (50) million yen

Provided, however, that in the case where the amount calculated per unit is less than two thousand five hundred (2,500) yen, the fee shall be two thousand five hundred (2,500) yen.

Amendment to and abrogation of this Appendix shall require an approval of the Director in charge of General Affairs Department.

Establishment	:	February 1, 2002
Amendment	:	June 27, 2002
Amendment	:	April 1, 2003
Amendment	:	June 27, 2003
Amendment	:	May 24, 2005
Amendment	:	June 29, 2006
Amendment	:	January 5, 2009
Amendment	:	June 26, 2009
Amendment	:	June 29, 2010
Amendment	:	April 1, 2011

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